SEPARATION AGREEMENT

This Separation Agreement (or “Agreement”) is entered into by and between Gary L. Lau (“Employee”) and Network Equipment Technologies, Inc. (which, with its subsidiaries and affiliates including NET Federal, Inc., collectively are called in the singular “NET”).

1.  Last Day of Work.  Employee was employed by NET as a Sr. Vice President in Dulles, Virginia, until April 15, 2009, when Employee’s employment terminated (the “Termination Date”).

2.  Final Regular Pay.  Regardless of whether Employee accepts this Agreement, Employee has been or will be:

a.  paid all earned salary and accrued and unused vacation owed through the Termination Date;

b.  paid all due as of the Termination Date, in accordance with and at the commission rates in the Sales Compensation Plan that was in effect immediately prior to the Termination Date;

c.  eligible to continue Employee’s health insurance pursuant to COBRA; and

d.  eligible to exercise Employee’s stock options that have vested by the Termination Date, subject to the agreement and plan concerning such options, including the time limits for exercise (generally, three months after the Termination Date, except as modified herein).

3.  Separation Payments and Benefits.  In consideration of Employee’s acceptance of this Agreement and compliance with the promises made herein, including the covenants set forth in section 4 below, NET will provide Employee with the following monies and benefits (collectively, the “Separation Payments and Benefits”) to which he otherwise would not be entitled:

a.  an amount equal to two (2) times Employee’s ending base salary of $205,000 per annum, paid in regular increments over two (2) years (the “Separation Payments Period”) on the same dates as NET’s regularly scheduled payroll dates, less applicable payroll tax withholdings and deductions, provided that no such payments shall be due before the first payroll date after this Agreement’s Effective Date as defined in section 13 below;

b.  payment of Employee’s premiums for COBRA benefits through eighteen (18) months, provided that Employee first signs and returns a COBRA enrollment form, which will be sent to Employee’s home address within three (3) weeks of the Termination Date; and

c.  continued exercisability by Employee until the last day of the Separation Payments Period, of all of Employee’s NET stock options that (i) have vested as of the Termination Date and (ii) have an exercise price of $7.00 per share or less.

4.  Employee’s Covenants During the Separation Payments Period.  During the Separation Payments Period, Employee shall not:

a.  be involved with, as a partner, employee, consultant, director, owner or otherwise (except as a passive investor of less than five percent (5%) of total debt and equity, and other than in a capacity rendering services that are outside the scope of the work that Employee performed for NET), any entity whose core business includes the development or marketing of networking products that are voice-over-IP (VoIP) gateways or time division multiplexing (TDM) networking equipment;

b.  participate in any discussion with any stockholder of NET regarding, in whole or in part, any topic directly or indirectly involving NET;

c.  solicit the services of any person who is then in the employ of NET;

d.  in any way disrupt or wrongfully interfere with NET’s business or its relationship with its employees, customers, resellers, distributors or other entities with whom NET has a business relationship (collectively, “Business Partners”); nor

e.  take any action that might deteriorate NET’s business position with regards to its Business Partners or the reputation of NET, its management, or its products.

In the event of a breach of any of these covenants, all of which are material terms of this Agreement, the resulting damage caused to NET would be too difficult or impractical to calculate.  Accordingly, in the event of a breach, (i) all Separation Payments and Benefits shall cease (including the continued exercisability of NET stock options) and NET will be relieved of the obligation to make or provide any future Separation Payment or Benefit to Employee and, to the extent that any Separation Payment or Benefit already has been made, Employee will return such payment or the value of such benefit to NET as liquidated damages and not by way of penalty.  In addition, NET will be entitled to obtain any other legal or equitable remedies from Employee’s breach.

5.  Responsibility for Taxes.  Employee is solely responsible for all tax obligations and payments that may arise from this Agreement, and shall indemnify NET against any claim or liability therefor.

6.  Release of Claims.

a.  For and in consideration of NET’S acceptance of this Agreement and performance of its obligations under it, including the obligation to provide the Separation Payments and Benefits, and on behalf of Employee and Employee’s representatives, heirs, executors, successors, administrators, and assignees, and each of them, Employee hereby completely releases and forever discharges NET from all claims, rights, demands, actions, obligations, liabilities, debts and causes of action of any and every kind, nature and character whatsoever, known or unknown, that Employee now may have or ever has had against NET and its parents, affiliates, subsidiaries, directors, officers, employees, agents, successors, assigns, insurers, and attorneys (the “Released Claims”).  The Released Claims include, and are not limited to, all claims arising from or in any way connected with Employee’s employment by NET or the termination of that employment; all claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. sections 1981 through 1988, the Employee Retirement Income Security Act of 1974, the Immigration Reform Control Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Occupational Safety and Health Act, the California Fair Employment and Housing Act, any other federal, state or local law, and the common law of contract and tort; and any claim for costs and attorneys’ fees.

b.  Released Claims, however, do not include:

(1)  claims for already-vested benefits under NET employee-benefit plans;

(2)  claims for workers’ compensation benefits or unemployment insurance benefits; or

(3)  claims that cannot be waived by private agreement without governmental or judicial supervision.

c.  Employee’s release of claims set forth above is intended to release all Released Claims, whether or not known by Employee.  Employee therefore waives the protection of California Civil Code section 1542 or any analogous law.  Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

7.  No Initiation of Action.  Employee will not initiate or cause to be initiated against NET any compliance review, suit, action, investigation, or proceeding of any kind, or participate in same, individually or as a representative or member of a class, whether under any contract (express or implied) or otherwise, or under any law or regulation, whether federal, state, or local, pertaining in any way to any Released Claim, unless notwithstanding this Agreement Employee otherwise is required or permitted to do so by law.

8.  Confidentiality of this Agreement.  Employee will maintain in strict confidence both the fact and terms of this Agreement and the Separation Payments and Benefits that Employee will receive under it, and will not disclose that information to any other person or entity (other than Employee’s spouse and/or, for purposes of professional advice, Employee’s attorney and/or accountant); provided that Employee may disclose such information to the extent that (i) notwithstanding this Agreement, Employee is required or permitted to do so by law or (ii) NET makes a public disclosure of such information.  In the event of a breach of this promise of confidentiality, which is a material term of this Agreement, the resulting damage caused to NET would be too difficult or impractical to calculate.  Accordingly, in the event of a breach, NET will be relieved of the obligation to make or provide any future Separation Payment or Benefit to Employee and, to the extent that any Separation Payment or Benefit already has been made, Employee will return the payment or the value of the benefit to NET as liquidated damages and not by way of penalty.  In addition, NET will be entitled to obtain any other legal or equitable remedies from Employee’s breach.

9.  Return of Records and Property.  Employee represents and warrants that Employee does not have in Employee’s possession, and has not failed to return to NET, (a) any records, documents, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals, or copies of the foregoing, or other documents or material, or (b) any equipment or other property belonging to NET or any of its subsidiaries or employees except the following:

____________________________________________________________________________

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____________________________________________________________________________

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Employee will provide make, model, serial number and NET asset tag number for any equipment described above within two (2) weeks of Employee’s execution of this Agreement.  The above-identified items will be returned as follows:

____________________________________________________________________________

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10.  Proprietary Information Agreement.  Employee represents and warrants that Employee has complied with and will continue to comply with all terms of the NET Employee Proprietary or Confidential Information and Inventions Agreement, including, without limitation, refraining from soliciting NET employees; reporting to NET any inventions (as defined therein) conceived or made by Employee; and preserving as confidential all trade secrets, confidential information, knowledge, data or other confidential information relating to products, processes, know-how, designs, formulas, test data, customer lists, customer information, employees, the abilities of employees or other confidential subject matter pertaining to any business of NET or any of its clients, customers, licensees or affiliates.

11.  Nonadmission.  NET’s execution of this Agreement and making and providing the Separation Payments and Benefits under it to Employee will not be deemed or construed at any time or for any purpose as an admission of liability or wrongdoing by NET, all of which is expressly denied by NET.  Each of the releases, waivers, covenants, and other provisions of this Agreement are material inducements to NET for entering into this Agreement and the breach of any of them will entitle NET to obtain all legal and equitable remedies.

12.  Cooperation in Investigation or Litigation.  Employee will fully cooperate in and provide truthful information in response to any internal NET or external investigations or litigation concerning or relating to NET or any of NET'S or Employee’s activities during the time that Employee was employed by or serving as a consultant to NET.  Employee will promptly inform NET of any formal or informal requests for information or cooperation that may concern or relate to NET’S interests in connection with any such investigation or litigation.

13.  Right of Review and Revocation; Effective Date.  Employee acknowledges that Employee has been given 21 days to review this Agreement.  Employee is advised to consult an attorney about this Agreement.  Employee further acknowledges that Employee understands the terms and effect of this Agreement; and that Employee enters into it knowingly and voluntarily.  Employee further acknowledges that once Employee signs this Agreement, Employee will have an additional seven days in which to revoke Employee’s acceptance of this Agreement.  Any revocation within this period must be submitted in writing to NET’S Vice President of Human Resources and state, “I hereby revoke my acceptance of the Separation Agreement.”  The revocation must be personally delivered or mailed within seven days after Employee signs this Agreement to:

Vice President-Human Resources
Network Equipment Technologies, Inc.
6900 Paseo Padre Parkway
Fremont, California  94555-3660

If Employee does not timely revoke Employee’s acceptance of this Agreement, then the eighth day after Employee signs this Agreement will be its Effective Date.

14.  Miscellaneous.

This Agreement is the final embodiment of the agreement between Employee and NET concerning its subject matter and supersedes all prior and contemporaneous related agreements, understandings and representations.

b.  Other than to the extent that federal law governs, this Agreement will be deemed to have been entered into in the State of Virginia by residents of that state and will be construed and enforced in accordance with and governed by the laws of that state.

c.  Should any part, term, or provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions will not be affected and the illegal or invalid part, term, or provision will be deemed not to be a part of this Agreement, except that should the release of claims set forth in section 6 be ruled illegal or invalid, NET will be entitled to recover from Employee any payments made and the value of any benefits provided under this Agreement, including the Separation Payments and Benefits.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily execute this Separation Agreement.

GARY L. LAU

NETWORK EQUIPMENT
TECHNOLOGIES, INC.

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By:

______________________________

Title:

______________________________

Date:

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Date:

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